SUB-ITEM 77C:
Matters submitted to a vote of security holders

During the fiscal year ended March 31, 2013, the stockholders of the Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc., and Helios Strategic Income Fund, Inc. voted on the following proposals at a stockholder meeting on August 17, 2012. The description of the proposal and number of shares voted are as follows:

Helios Advantage Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Stuart A. McFarland	2,886,132	15,373	—
Helios High Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Stuart A. McFarland	2,221,185	17,220	—
Helios Multi-Sector High Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Stuart A. McFarland	3,360,859	29,356	—
Helios Strategic Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Stuart A. McFarland	2,956,301	13,539	—